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                                                                    EXHIBIT 99.2


NEWS FROM ...                                             DEARBORN BANCORP, INC.
                                                           22290 Michigan Avenue
                                                       Dearborn, Michigan  48124


Contact:          Michael J. Ross  (313) 565-5700 or
                  Jeffrey L. Karafa (313) 274-1000


           DEARBORN BANCORP ADDS $10 MILLION TO TIER I CAPITAL THROUGH
                      TRUST PREFERRED SECURITIES OFFERING

         Dearborn, Michigan, December 20, 2002, Dearborn Bancorp, Inc. (Nasdaq:
DEAR), the holding company for Community Bank of Dearborn, announced today that the Company has raised $10 million from its participation in a pooled trust preferred securities offering which closed on December 19, 2002. The trust preferred securities were issued by a newly formed subsidiary, Dearborn Bancorp Trust I. The Detroit office of Fahnestock & Co., Inc. acted as referring agent and the securities were underwritten, pooled and placed by Bear, Stearns & Co., Inc.

         The securities qualify as Tier I capital for regulatory purposes and will bear an interest rate tied to three-month LIBOR. The securities have a thirty year term and are redeemable by the Company in whole or in part after five years or earlier under certain circumstances. President and CEO Michael J. Ross stated that "the issuance of trust preferred securities will enhance our capital ratios, allow the Company to maintain its growth pattern and provide funding for other general corporate purposes."

         Dearborn Bancorp, Inc. is a registered bank holding company whose subsidiary Community Bank of Dearborn operates full service branch offices in Dearborn, Dearborn Heights, Plymouth Township, Canton Township and Clinton Township in the state of Michigan. Dearborn Bancorp, Inc. common stock trades on the Nasdaq National Market under the symbol DEAR.


                           FORWARD-LOOKING STATEMENTS

The above discussion contains forward-looking statements that are based on management's beliefs, assumptions, current expectations, estimates and projections about the financial services industry, the economy, and about the Corporation and Bank. Words such as "anticipates," "believes," "estimates," "expects," "forecasts," "intends," "is likely," "plans," "projects," variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions ("Future Factors") that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. The Corporation undertakes no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events (whether anticipated or unanticipated), or otherwise.

Future Factors include changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking regulation; changes in tax laws; changes in prices, levies and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; and changes in the national and local economy. These are representative of the Future Factors that could cause a difference between an ultimate actual outcome and a preceding forward-looking statement.